  Exhibit 99.1

AzurRx BioPharma, Inc. Announces Equity Purchase Agreement
for up to $15 Million with Lincoln Park Capital Fund, LLC

NEW YORK, November 14, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that it has entered into a $15 million common stock purchase and registration rights agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), a Chicago-based institutional investor and a long standing investor in AzurRx BioPharma, Inc.

Under the purchase agreement, AzurRx will have the right to sell up to $15 million of its stock to Lincoln Park over a 30-month period, upon satisfaction of the conditions in the purchase agreement, including after a registration statement registering the resale of shares to be sold to Lincoln Park under the purchase agreement is declared effective by the Securities and Exchange Commission (SEC). AzurRx, from time to time over a 30 month period, will have the right, in its sole discretion, to sell up to $15 million of its stock to Lincoln Park. AzurRx will control the timing and amount of any sales to Lincoln Park, and Lincoln Park is obligated to make purchases in accordance with the purchase agreement. Any common stock that is sold to Lincoln Park will occur at purchase prices that correlate to the Company’s prevailing market prices at the time of each sale and with no upper limits to the price Lincoln Park may pay to purchase such common stock.

James Sapirstein, President and Chief Executive Officer, commented, “AzurRx is focusing its financing strategy on a low-cost solution with minimally dilutive terms to provide working capital. We believe this Lincoln Park agreement will help the Company execute on its goal of advancing its lead program MS1819-SD for the treatment of exocrine pancreatic insufficiency in a capital efficient manner. Importantly, the agreement with Lincoln Park provides the Company with flexibility to bring in capital in an opportunistic manner as we move toward our clinical milestones.”

As part of the agreement, Lincoln Park has agreed not to cause or engage in any direct or indirect short selling or hedging of the Company’s common stock. No warrants are being issued in this transaction, and there are no limitations on the Company’s use of proceeds from sales to Lincoln Park under the purchase agreement. Furthermore, the purchase agreement does not contain any rights of first refusal, participation rights, penalties or liquidated damages provisions in favor of any party. The agreement may be terminated by AzurRx at any time, in its sole discretion, without any additional cost or penalty.

A description of the purchase agreement and registration rights agreement is set forth in the Company’s Current Report on Form 8-K, which the Company intends to file with the SEC.

The offer and sale of the securities by AzurRx in the above transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or “Blue Sky” laws or an applicable exemption from such registration or qualification requirements. AzurRx has agreed to file a registration statement with the SEC to register the resale by Lincoln Park of the shares of common stock to be purchased by Lincoln Park under the purchase agreement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase II OPTION study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-430-7578
www.lifesciadvisors.com
hans@lifesciadvisors.com